CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2005, relating to the financial statements and financial highlights which appears in the September 30, 2005 Annual Report to Shareholders of Baron Investment Funds Trust, comprising, respectively, Baron Asset Fund, Baron Growth Fund, Baron Small Cap Fund, Baron iOpportunity Fund and Baron Fifth Avenue Growth Fund (collectively the "Funds"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.



/s/ Pricewaterhouse Coopers LLP
    ---------------------------
    PricewaterhouseCoopers LLP
    New York, New York
    January 26, 2006